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                                                                      EXHIBIT 12



                         RAYONIER INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES

                                   (UNAUDITED)
                             (THOUSANDS OF DOLLARS)


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
                                                               Six Months
                                                             Ended June 30,
                                                      --------------------------
                                                        1999               1998
                                                      -------            -------
Earnings:
Net Income                                            $32,207            $36,636
Add:
  Income Taxes                                         16,082             16,206
  Amortization of Capitalized Interest                  1,184              1,122
                                                      -------            -------
  Additions to Net Income                              17,266             17,328
                                                      -------            -------

Adjustments to Earnings for Fixed Charges:
  Interest and Other Financial Charges                 15,387             16,984
  Interest Factor Attributable to Rentals                 875                987
                                                      -------            -------
  Adjustments for Fixed Charges                        16,262             17,971
                                                      -------            -------
EARNINGS AS ADJUSTED                                  $65,735            $71,935
                                                      =======            =======

Fixed Charges:
  Fixed Charges above                                 $16,262            $17,971
  Capitalized Interest                                    150                194
                                                      -------            -------
TOTAL FIXED CHARGES                                   $16,412            $18,165
                                                      =======            =======


RATIO OF EARNINGS AS ADJUSTED TO
  TOTAL FIXED CHARGES                                    4.01               3.96
                                                      =======            =======
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